Exhibit 10.1

Execution Copy

AMENDMENT TO SENIOR CONVERTIBLE NOTE DUE 2022 AND WAIVER AND FORBEARANCE AGREEMENT
This AMENDMENT TO SENIOR CONVERTIBLE NOTE DUE 2022 AND WAIVER AND FORBEARANCE AGREEMENT (this “Amendment”) is made and entered into as of May 1, 2020, by and among Amyris, Inc., a Delaware corporation (the “Company”) and [___________] (the “Holder”).
RECITALS
WHEREAS, the Company has issued that certain Senior Convertible Note due 2022 (the “Note”), to the Holder pursuant to exchanges for prior convertible notes of the Company in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), as set forth in (i) that certain Exchange Agreement, dated as of November 8, 2019, by and among the Company and the investors on the Schedule of Buyers attached thereto (the “Original Exchange Agreement”) (as the same may be amended from time to time) and (ii) that certain Exchange Agreement, dated as of December 30, 2019, by and among the Company and the Buyer (the “Subsequent Exchange Agreement”) (as the same may be amended from time to time);
WHEREAS, the Company and the Holder desire to amend certain provisions of the Note;
WHEREAS, pursuant to Section 18 of the Note, the Note may be amended with the written consent of the Company and the Required Holders (as defined in the Original Exchange Agreement);
WHEREAS, as of the date hereof, the Holder constitutes the Required Holders (as defined in the Original Exchange Agreement); and
WHEREAS, the Company and Holder have entered into that certain Waiver and Forbearance Agreement, dated as of February 18, 2020 (the “Forbearance Agreement”) and desire to amend certain provisions of the Forbearance Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
AMENDMENT OF NOTES
1.1.    Definitions.
1.1.1.    the definition of “Additional Redemption Base Price” as set forth in the Note is hereby amended and restated in its entirety to read as follows:
“Additional Redemption Base Price” means, with respect to a redemption of this Note to pursuant to Section 7(A), a cash amount equal to the Redemption

US-DOCS\115544437.13     065377-0005

Percentage of the product of (A) the Conversion Rate in effect as of the Trading Day immediately preceding the related Redemption Date; (B) the Principal Amount of this Note to be so redeemed divided by $1,000; and (C) the Additional Redemption Stock Price for such redemption.
1.1.2.    The definition of “Amortization Payment” as set forth in the Note is hereby amended and restated in its entirety to read as follows:
“Amortization Payment” means, (A) with respect to Amortization Dates up to and including April 1, 2020, [___________] ($[_______]), (B) with respect to Amortization Dates after April 1, 2020, zero dollars ($0), and (C) any Specified Amortization Payment (as set for in Section 4(D)); provided, that the Holder and the Company may agree to increase the size of any Amortization Payment by mutual written consent; and provided further, that in no event shall the amount of any Amortization Payment exceed 110% of the amount of Principal outstanding with respect to the Note as of such Amortization Date.
1.1.3.    The definition of “Business Day” as set forth in the Note is hereby amended and restated in its entirety to read as follows:
“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in The City of New York are authorized or required by law or executive order to close or be closed; provided, however, for clarification, commercial banks in The City of New York shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are open for use by customers on such day.
1.1.4.    The definition of “Conversion Rate” as set forth in the Note is hereby amended and restated in its entirety to read as follows:
“Conversion Rate” initially means 285.7143 shares of Common Stock per $1,000 Principal Amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 8; provided, further, that whenever this Note refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.
1.1.5.    The definitions of “Equity Triggering Event” and “Equity Triggering Event Conversion Period” are hereby deleted from the Note in their entirety, and all references in the Note to “Event of Default/Equity Triggering Event Additional Shares”, “Event of Default/Equity Triggering Event Conversion Price” or “Event of Default/Equity Triggering Event Conversion Rate”

are hereby amended and restated to refer to “Event of Default Additional Shares”, “Event of Default Conversion Price” and “Event of Default Conversion Rate”, respectively.
1.1.6.    The definition of “Interest Payment Date” as set forth in the Note is hereby amended and restated in its entirety to read as follows:
“Interest Payment Date” means, with respect to this Note, (A) each August 1, November 1, February 1 and May 1 of each calendar year; and (B) if not otherwise included in clause (A), the Maturity Date.
1.1.7. The definition of “Maturity Date” as set forth in the Note is hereby amended and restated in its entirety to read as follows:
“Maturity Date” means June 1, 2021.
1.1.8.    The definition of “Principal Amount” as set forth in the Note is hereby amended and restated in its entirety to read as follows:
“Principal Amount” has the meaning set forth in the cover page of this Note; provided, however, that the Principal Amount of this Note will be subject to reduction (A) pursuant to Section 7 and Section 8; (B) by an amount equal to (i) the sum of all Amortization Payments (other than any Specified Amortization Payment made pursuant to Section 4(D)) made prior to date of determination of the Principal Amount of the Note then outstanding, divided by (ii) one and one-tenth (1.1); and (C) by an amount equal to (i) any Specified Amortization Payment made pursuant to Section 4(D) prior to date of determination of the Principal Amount of the Note then outstanding, divided by (ii) one and five-hundredths (1.05).
1.1.8.    The definition of “Redemption Base Price” as set forth in the Note is hereby amended and restated in its entirety to read as follows:
“Redemption Base Price” means, with respect to a redemption of this Note pursuant to Section 7(A), a cash amount equal to the Redemption Percentage of the greater of (A) the Principal Amount of such Note to be so redeemed; and (B) the product of (x) the Conversion Rate in effect as of the Trading Day immediately preceding the related Redemption Date; (y) the Principal Amount of this Note to be so redeemed divided by $1,000; and (z) the Redemption Stock Price for such redemption.
1.1.9.    A new definition of “Redemption Percentage” is hereby added to the Note after the definition of “Redemption Date” and shall read in its entirety as follows:
“Redemption Percentage” means, (A) with respect to a redemption of this Note pursuant to Section 7(A) on or prior to October 1, 2020, one hundred percent (100%); (B) with respect to a redemption of this Note pursuant to Section 7(A)

after October 1, 2020 but on or prior to December 31, 2020, one hundred and five percent (105%); and (C) with respect to a redemption of this Note pursuant to Section 7(A) after December 31, 2020, one hundred and ten percent (110%).

1.1.10.    A new definition of “Specified Amortization Payment” is hereby added to the Note after the definition of “Significant Subsidiary” and shall read in its entirety as follows:
“Specified Amortization Payment” has the meaning set forth in Section 4(D).”

1.2.     Section 4(D) the Note. A new Section 4(D) is added to the Note following Section 4(C) and shall read in its entirety as follows:

“(D) Specified Amortization Payments. The Company shall make the following amortization payments to the Holder (each a “Specified Amortization Payment”):

(i)    On the earlier of (x) the day the Company has received aggregate cash proceeds from any public offerings or private placements of its securities occurring on or after May 1, 2020 of not less than fifty million dollars ($50,000,000) and (y) May 31, 2020, the Company shall make an amortization payment with respect to this Note equal to (A) [___________] ($[________]) if such payment is made on or before May 15, 2020 (and the Principal Amount shall, notwithstanding the definition of “Principal Amount,” be reduced by such payment by an amount equal to the quotient of (x) such payment divided by (y) one and five hundredths (1.05)) and (B) [___________] ($[_________]) if such payment is made after May 15, 2020 (and the Principal Amount shall, notwithstanding the definition of “Principal Amount,” be reduced by such payment by an amount equal to the quotient of (x) such payment divided by (y) one and seventy five thousandths (1.075)), provided, that the Holder may, in its sole discretion, convert part or all of such amortization payment into Conversion Consideration in accordance with Section 8; and

(ii) On December 1, 2020, the Company shall make an amortization payment with respect to this Note equal to [___________]; provided, that this Section 4(D)(ii) shall not apply if, during the period beginning on May 1, 2020 and ending on December 1, 2020, the Company has received aggregated net cash proceeds of not less than fifty million dollars ($50,000,000) from one or more issuances of Capital Stock or incurrences of Permitted Indebtedness, by the Company, or any combination thereof, and before giving effect to transaction expenses; provided, further that the Holder may, in its sole discretion, defer the payment of part or all of such amortization payment to any future Amortization Date upon not less than two (2) Business Days’ prior notice to the Company; and provided, further, that the Holder may, in its sole discretion, convert part or all of such amortization payment into Conversion Consideration in accordance with Section 8. For the avoidance of doubt, financings completed prior to May 1, 2020 will not be included for purposes of determining compliance with this Section 4(D)(ii).”

1.3.    Section 5(G)(iii) of the Note. Section 5(G)(iii) of the Note is hereby amended and restated in its entirety to read as follows:
(iii)    Pre-Delivery Share Reduction. Notwithstanding anything to the contrary contained herein, from and after May 1, 2020, [___________] ([________]) shares of Common Stock that were previously Pre-Delivery Shares hereunder shall no longer constitute Pre-Delivery Shares and, subject to that certain letter agreement between the Company and the Holder dated as of May 1, 2020, shall be Freely Tradable shares of Common Stock owned by the Holder, free from all preemptive or similar rights or Liens with respect thereto. For the avoidance of doubt, as of May 1, 2020, the total number of Pre-Delivery Shares outstanding shall be deemed to be [___________] ([_________]) shares.
1.4.    Section 5(G)(iv) of the Note. Section 5(G)(iv) of the Note is hereby amended and restated in its entirety to read as follows:
(ii)    Delivery of Pre-Delivery Shares by the Holder. Within ten (10) Business Days following redemption or repayment of this Note in full and the satisfaction or discharge by the Company of all outstanding Company obligations hereunder, the Holder shall deliver [___________] ([________]) shares (subject to proportionate adjustments for events of the type set forth in Section 8(F)(i)(1)) of the Company’s Common Stock to the Company, free from all preemptive or similar rights or Liens with respect to the delivery thereof; provided, that, to the extent the Company fails to deliver any fully paid and nonassessable Freely Tradable shares of Common Stock to the Holder as required under Section 5(G)(i) or Section 5(G)(ii), the number of shares of the Company’s Common Stock to be delivered under this Section 5(G)(iv) shall be reduced by the number of such shares of Common Stock the Company failed to deliver. For the avoidance of doubt, this Section 5(G)(iv) shall not apply to the transactions contemplated by the Exchange Agreement.
1.5.    Sections 7(E) of the Note. Section 7(E) of the Note is hereby deleted.
1.6.    Section 8(H) of the Note. Section 8(H) of the Note is hereby amended and restated in its entirety to read as follows:
(H)    Adjustments to the Conversion Rate in Connection with an Event of Default. If an Event of Default occurs and the Conversion Date for the conversion of a Note occurs during the related Event of Default Conversion Period, then, subject to Section 8(J)(ii), the Conversion Rate applicable to such conversion will be increased by a number of shares equal to the Event of Default Additional Shares.

1.7.    Section 9(H) of the Note. Section 9(H) is hereby amended and restated in its entirety to read as follows:
(H)    [Reserved]
1.8.    Section 9(I) of the Note. Section 9(I) is hereby amended and restated in its entirety to read as follows:
(I) [Reserved]
1.9.    Conversion Notice. The conversion notice attached to the Note shall be amended and restated to read in its entirety as set forth on Exhibit A hereto.
1.10    Article References. All references to “Articles” of the Note shall instead refer to the equivalent “Section”, as applicable.
ARTICLE II
AMENDMENT OF FORBEARANCE AGREEMENT
2.1.    The definition of “Forbearance Period” as set forth in the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:
(a)    “Forbearance Period” means the period commencing on the date hereof and ending on the date which is the earliest of (i) with respect to the Specified Existing Defaults, the earlier of (X) the day the Company has received aggregate cash proceeds from any public offerings or private placements of its securities occurring on or after May 1, 2020 of not less than fifty million dollars ($50,000,000) and (Y) May 31, 2020, and with respect to the Specified Anticipated Default, May 29, 2020, (ii) the occurrence or existence of any Event of Default, other than the Specified Defaults and any Event of Default giving rise to a Termination Event, or (iii) the occurrence of any Termination Event.

2.2.    The definition of “Specified Existing Defaults” as set forth in the Forbearance Agreement is hereby amended and restated in its entirety to read as follows:
(d)    “Specified Existing Defaults” means each of: (1) Company's failure, on or before January 31, 2020, to receive aggregated net cash proceeds of not less than fifty million dollars ($50,000,000) from one or more issuances of Capital Stock or incurrences of Permitted Indebtedness (as defined in the Note) by the Company, or any combination thereof, and before giving effect to transaction expenses, (2) Company’s failure, on or before January 31, 2020, to (i) repay in full or convert into equity all Indebtedness outstanding under its Credit and Security Agreement, dated November 14, 2019 by and among the Company, certain of the Company’s subsidiaries, Schottenfeld Opportunities Fund II, L.P. (“SOP”) and Phase Five Partners, LP (“Phase Five”) (the “November Credit

Agreement”), or (ii) amend all such Indebtedness to fit within clause (E) of the definition of Permitted Indebtedness so it does not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than ninety one (91) days following the Maturity Date, or any combination of the foregoing with respect to all such Indebtedness, (3) Company’s entry into a secured loan agreement on December 19, 2019 with an initial maturity date of January 31, 2020 with Nikko Chemicals Co., Ltd., in violation of Section 9(D) of the Note; and (4) the occurrence of an Event of Default under clause 11(A)(xi) of the Note, solely to the extent arising from defaults (I) in existence on the date hereof with respect to the notes issued under (A) those certain credit agreements dated September 10, 2019 by and among the Company, certain of the Company’s subsidiaries and each of SOP, Koyote Trading, LLC, and Phase Five (the “September Credit Agreements”) or (B)the November Credit Agreement and (II) for which the holder of such notes has not declared any portion of such indebtedness due and payable or taken any other steps to enforce such indebtedness.

ARTICLE III
MISCELLANEOUS
3.1.    Rule 144 Holding Period.    The Company and the Holder acknowledge and agree that, as set forth in the Original Exchange Agreement and the Subsequent Exchange Agreement, the Note will continue to have a holding period under Rule 144 promulgated under the Securities Act that will be deemed to have commenced as of December 10, 2018.
3.2.    Disclosure of Amendment.    On or before 4:30 p.m., New York time, on May 4, 2020, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Amendment in the form required by the U.S. Securities Exchange Act of 1934, as amended, and attaching the form of this Amendment (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Exchange Agreement, this Amendment or the Transaction Documents (as defined in the Exchange Agreement).
3.3.     Fees. The Company shall, by no later than May 6, 2020, reimburse Latham & Watkins LLP (counsel to the Holder), for all reasonable, documented costs and expenses incurred by it in connection with preparing, delivering, executing and enforcing this Agreement and the Amendment to Warrants to Purchase Shares of Common Stock entered into by the Company and Holder as of the date hereof (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) in an aggregate amount not to exceed $30,000.

3.4.     Minimum Debt Equitization. The Company represents that the Company has complied in full with the requirements of Section 9(I) of the Note, as in effect immediately prior to the effectiveness of this Amendment.
3.5.     Other Agreements.
3.5.1     Letter Agreement Termination. The Company and the Holder hereby agree that the certain letter agreement between the parties dated March 27, 2020 shall be deemed null and void. For the avoidance of doubt, no Equity Triggering Event Conversion Period shall exist following May 1, 2020, and the Holder shall not be entitled to issuance of any additional shares on the basis of any Equity Triggering Event prior to May 1, 2020.
3.5.2    May 2020 Amortization Payment. Notwithstanding anything in the Note or that certain Waiver and Forbearance Agreement dated February 18, 2020 between the Company and the Holder to the contrary, no Amortization Payment shall be due on May 1, 2020.
3.6    Consents. The Company hereby covenants to obtain all necessary consents from holders of the Company’s other outstanding Indebtedness to permit entry into this Amendment without causing an “Event of Default” under such Indebtedness prior to the termination of any applicable cure periods in such Indebtedness.
3.7    Captions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Except as otherwise indicated, all references in this Amendment to “Sections” are intended to refer to the Sections or Articles of the Note, as applicable.
3.8.     Governing Law. The internal law of the State of New York will govern and be used to construe this Amendment. The Company and the Holder irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Amendment.
3.9.    Principal Amount; No Other Amendment. The Company and the Holder acknowledge and agree that the Principal Amount outstanding under the Note as of the date hereof is [___________] ($[_________]). Except for the matters expressly set forth in this Amendment, all other terms of the Note are hereby ratified and shall remain unchanged and in full force and effect.
3.10.    Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
3.11.    Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested.

[Signature Pages Follow]

The parties hereto have executed this Amendment to Senior Convertible Note due 2022 and Waiver and Forbearance Agreement as of the date first written above.
COMPANY:

AMYRIS, INC.

By:    /s/ Han Kieftenbeld
Name: Han Kieftenbeld
Title: Chief Financial Officer

The parties hereto have executed this Amendment to Senior Convertible Note due 2022 and Waiver and Forbearance Agreement as of the date first written above.
REQUISITE HOLDER:

[_______________]

By:
Name:
Title: